Exhibit 99.1

Netflix Proposes to Offer $200.0 Million Senior Notes due 2017

LOS GATOS, CA, October 28, 2009 — Netflix, Inc. (Nasdaq: NFLX) today announced that it proposes to offer $200.0 million aggregate principal amount of senior notes, subject to market conditions and other factors. The notes would be due in 2017 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will be senior unsecured obligations of Netflix. Interest will be payable semi-annually. The interest rate, offering price and other terms will be determined at the time of pricing of the offering.

Netflix intends to use the net proceeds of the offering to repay all outstanding amounts under, and terminate, its Credit Agreement, dated as of September 16, 2009, and for possible future stock repurchases and general corporate purposes, including capital expenditures, working capital and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.